                                                                  EXHIBIT (a)(1)

                               KOO KOO ROO, INC.
                           OFFER TO PURCHASE FOR CASH
                            ANY AND ALL OUTSTANDING
       $5.70 WARRANTS TO PURCHASE COMMON STOCK EXPIRING MAY 31, 1998 AND
         $5.75 WARRANTS TO PURCHASE COMMON STOCK EXPIRING MAY 31, 1998
                              AT $2.00 PER WARRANT
                               __________________
                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
     AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 7, 1996
                          UNLESS THE OFFER IS EXTENDED
                               __________________

     Koo Koo Roo, Inc., a Delaware corporation (the "Company"), invites its warrantholders (the "Warrantholders") to tender the Company's warrants to purchase common stock expiring May 31, 1998, each such warrant entitling the holder thereof to purchase one share of the Company's common stock, $.01 par value (the "Common Stock"), subject to adjustment in certain events, at a purchase price of $5.70 per share (the "$5.70 Warrants to Purchase Common Stock"), and the Company's warrants to purchase common stock expiring May 31, 1998, each such warrant entitling the holder thereof to purchase one share of the Company's Common Stock, subject to adjustment in certain events, at a purchase price of $5.75 per share (the "$5.75 Warrants to Purchase Common Stock," and together with the $5.70 Warrants to Purchase Common Stock, the "Warrants"), at a price, net to the seller in cash, without interest thereon, of $2.00 per Warrant (the "Purchase Price"), upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will purchase all Warrants validly tendered and not withdrawn on or prior to the Expiration Date (as defined in Section 1), upon the terms and subject to the conditions of the Offer described herein. The Purchase Price will be paid in cash, net to the seller, without interest thereon, with respect to all Warrants purchased.

                               __________________
              THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER
              OF WARRANTS BEING TENDERED.  THE OFFER IS, HOWEVER,
                  SUBJECT TO OTHER CONDITIONS.  SEE SECTION 5.
                               __________________
                                   IMPORTANT

     Any Warrantholder desiring to tender all or any portion of such Warrantholder's Warrants should complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver it and any other required documents (including the certificates representing the Warrants to be tendered) to Ronald Garber, Esq., the Company's Corporate Secretary and General Counsel, who will act as depositary and escrow agent for the Offer (the "Depositary"). Any Warrantholder who desires to tender Warrants and whose certificates for such Warrants are not immediately available for delivery to the Depositary, should tender such Warrants by following the procedures for guaranteed delivery set forth in
Section 2.

                               __________________

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY WARRANTHOLDER AS TO WHETHER TO TENDER ALL OR ANY WARRANTS. EACH
  WARRANTHOLDER MUST MAKE SUCH WARRANTHOLDER'S OWN DECISION AS TO WHETHER TO
     TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER.  THE COMPANY
          HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE COMPANY
               INTENDS TO TENDER WARRANTS PURSUANT TO THE OFFER.

             The date of this Offer to Purchase is October 9, 1996.

   As of October 7, 1996, the Company had issued and outstanding 784,763 $5.70 Warrants to Purchase Common Stock and 413,100 $5.75 Warrants to Purchase Common Stock. Neither the Warrants nor the Common Stock into which the Warrants are exercisable has been registered under the Securities Act of 1933, as amended (the "Securities Act") and the Warrants are not traded or listed or included for quotation on any securities exchange or automated quotation system (see "7. Purpose of the Offer - Certain Effects of the Offer"). The Company's Common Stock is traded on the Nasdaq National Market under the symbol "KKRO." On October 4, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $7.375 per share. WARRANTHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

     Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Ronald Garber, Esq. at the Company, 11075 Santa Monica Boulevard, Suite 225, Los Angeles, California 90025, telephone number (310) 479-2080, and such copies will be furnished promptly at the Company's expense.

     No person has been authorized to make any recommendation on behalf of the Company as to whether Warrantholders should tender Warrants pursuant to the Offer nor has any person been authorized to give any information or make any representations in connection with the Offer other than those contained herein or in the related Letter of Transmittal. If given or made, such recommendation and such other information and representations must not be relied upon as having been authorized by the Company.

                               TABLE OF CONTENTS
                               -----------------

                                                                            PAGE
                                                                            ----
1.  NUMBER OF WARRANTS.................................................      1

2.  PROCEDURE FOR TENDERING WARRANTS...................................      1

3.  WITHDRAWAL RIGHTS..................................................      2

4.  ACCEPTANCE FOR PAYMENT OF WARRANTS AND PAYMENT OF PURCHASE PRICE...      3

5.  CERTAIN CONDITIONS OF THE OFFER....................................      4

6.  PRICE RANGE OF COMMON STOCK........................................      5

7.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.................      6

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.........................      7

9.  SOURCE AND AMOUNT OF FUNDS.........................................      9

10.  TRANSACTIONS AND AGREEMENTS CONCERNING THE WARRANTS...............      9

11.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES...........................     10

12.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS...............     10

13.  FEES AND EXPENSES.................................................     11

14.  MISCELLANEOUS.....................................................     11

TO THE HOLDERS OF $5.70 WARRANTS TO
PURCHASE COMMON STOCK AND $5.75 WARRANTS
TO PURCHASE COMMON STOCK OF KOO KOO ROO, INC.

                                  INTRODUCTION

   Koo Koo Roo, Inc., a Delaware corporation (the "Company"), invites its warrantholders (the "Warrantholders") to tender the Company's warrants to purchase common stock expiring May 31, 1998, each such warrant entitling the holder thereof to purchase one share of the Company's common stock, $.01 par value (the "Common Stock") at a purchase price of $5.70 per share (the "$5.70 Warrants to Purchase Common Stock"), and the Company's warrants to purchase common stock expiring May 31, 1998, each such warrant entitling the holder thereof to purchase one share of the Company's Common Stock at a purchase price of $5.75 per share (the "$5.75 Warrants to Purchase Common Stock," and together with the $5.70 Warrants to Purchase Common Stock, the "Warrants"), at a price, net to the seller in cash, without interest thereon, of $2.00 per Warrant (the "Purchase Price"), upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

  The Company will purchase all Warrants validly tendered and not withdrawn on or prior to the Expiration Date (as defined in Section 1), upon the terms and subject to the conditions of the Offer described herein. The Purchase Price will be paid in cash, net to the seller, without interest thereon, with respect to all Warrants purchased.

  THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF WARRANTS BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 5.

  Tendering Warrantholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, transfer taxes on the purchase of Warrants by the Company. ANY TENDERING WARRANTHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH WARRANTHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 2.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY WARRANTHOLDERS AS TO WHETHER TO TENDER ALL OR ANY WARRANTS. EACH WARRANTHOLDER MUST MAKE SUCH WARRANTHOLDER'S OWN DECISION AS TO WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE COMPANY INTENDS TO TENDER WARRANTS PURSUANT TO THE OFFER.

  As of October 7, 1996, the Company had issued and outstanding 784,763 $5.70 Warrants to Purchase Common Stock and 413,100 $5.75 Warrants to Purchase Common Stock. If exercised, the 1,197,863 Warrants that the Company is offering to purchase pursuant to the Offer would represent approximately 8.0% of the Company's outstanding Common Stock (excluding the effect of the exercise or conversion of the Company's other outstanding warrants, options and convertible preferred stock).

  The Warrants are not traded or listed or included for quotation on any securities exchange or automated quotation system. The Company's Common Stock trades on the Nasdaq National Market under the symbol "KKRO." On October 4, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $7.375 per share. See Section 6. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

                            1.  NUMBER OF WARRANTS

  Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase any and all Warrants that are validly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn in accordance with Section 3 at a price of $2.00 per Warrant. The later of 12:00 midnight, New York City time, on Thursday, November 7, 1996 or the latest time and date to which the Offer is extended pursuant to Section 12, is referred to herein as the "Expiration Date."

  The Offer is not conditioned on any minimum number of Warrants being tendered. The Offer is, however, subject to certain other conditions. See Section 5.

  The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by making a public announcement thereof. See Section 12. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

  For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  Copies of this Offer to Purchase and the related Letter of Transmittal are being mailed to all record holders of Warrants.

                      2.  PROCEDURE FOR TENDERING WARRANTS

  To tender Warrants validly pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal (including the certificates representing the Warrants to be tendered), must be received by the Depositary, on or prior to the Expiration Date, or (b) the tendering holder of Warrants must comply with the guaranteed delivery procedure described below including, without limitation, completion and execution of one or more Letters of Transmittal.

  Except as set forth below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if the Letter of Transmittal is signed by the registered holder of the Warrants tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal.

  If a Warrantholder desires to tender Warrants pursuant to the Offer and cannot deliver certificates for such Warrants and all other required documents to the Depositary on or prior to the Expiration Date, such Warrants may nevertheless be tendered if all of the following conditions are met:

     i.  such tender is made by or through an Eligible Institution;

     ii. a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Company (with any required signature guarantees) is received by the Depositary, as provided below, on or prior to the Expiration Date; and

     iii. the certificates for such tendered Warrants together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third business day after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  THE METHOD OF DELIVERY OF WARRANTS AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANTHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH TENDERING WARRANTHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH WARRANTHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. For a discussion of certain federal income tax consequences to tendering Warrantholders, see Section 11. EACH WARRANTHOLDER IS URGED TO CONSULT WITH SUCH WARRANTHOLDER'S OWN TAX ADVISOR REGARDING SUCH WARRANTHOLDER'S QUALIFICATION FOR EXEMPTION FROM BACKUP WITHHOLDING AND THE PROCEDURE FOR OBTAINING ANY APPLICABLE EXEMPTION.

  All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Warrants that it determines are not in proper form or the acceptance for payment of or payment for Warrants that may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of any particular Warrants. The Company is not under any duty to give notice of any defect or irregularity in tenders, nor shall it incur any liability for failure to give any such notice.

                             3.  WITHDRAWAL RIGHTS

  Tender of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, November 6, 1996 unless theretofore accepted for payment by the Company as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Warrants or is unable to accept for payment or pay for Warrants pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Warrants tendered, and such Warrants may not be withdrawn except as otherwise provided in this Section 3, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

  Tenders of Warrants made pursuant to the Offer may not be withdrawn after the Expiration Date, except that they may be withdrawn after 12:00 midnight, New York City time, November 6, 1996 unless accepted for payment by the Company as provided in this Offer to Purchase. For a withdrawal to be effective prior to that time, a holder of Warrants must provide a written, telegraphic or facsimile transmission notice of withdrawal to the Depositary before the Expiration Date, which notice must contain: (A) the name of the person who tendered the Warrants; (B) a description of the Warrants to be withdrawn; (C) the certificate numbers shown on the particular certificates evidencing such Warrants; (D) the signature of such Warrantholder executed in the same manner as the original signature on the Letter of Transmittal (including any signature guarantee (if such original signature was guaranteed)); and (E) if such Warrants are held by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Warrants. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

  Any permitted withdrawals of tenders of Warrants may not be rescinded, and any Warrants so withdrawn will thereafter be deemed not validly tendered for purposes of the Offer; provided, however, that withdrawn Warrants may be re-tendered by following the procedures for tendering prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Neither the Company nor any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

      4.  ACCEPTANCE FOR PAYMENT OF WARRANTS AND PAYMENT OF PURCHASE PRICE

  Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will accept for payment and pay the Purchase Price for Warrants validly tendered and not withdrawn. Payment for all Warrants validly tendered on or prior to the Expiration Date and accepted for payment pursuant to the Offer will be made by the Company by check as promptly as practicable. In all cases, payment for Warrants accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Warrants, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees, and any other required documents.

  For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby purchased) Warrants that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of the Company's acceptance for payment of such Warrants. The Depositary will act as escrow agent for tendering Warrantholders for the purpose of receiving payment from the Company and transmitting payment to tendering Warrantholders. Under no circumstances will interest be paid on amounts to be paid to tendering Warrantholders, regardless of any delay in making such payment.

  Payment for Warrants may be delayed in the event of difficulty in determining the number of Warrants properly tendered. See Section 2. In addition, if certain events occur, the Company may not be obligated to purchase Warrants pursuant to the Offer. See Section 5. Certificates for Warrants not purchased will be returned as promptly as practicable following the Expiration Date without expense to the tendering Warrantholder.

  The Company will pay or cause to be paid any transfer taxes with respect to the sale and transfer of any Warrants to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or a portion of the Warrants delivered but not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal (unless such person is signing in a representative or fiduciary capacity), the amount of any transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 5 of the Letter of Transmittal.

  ANY TENDERING WARRANTHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH WARRANTHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 2.

                      5.  CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment or pay for any Warrants tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Warrants tendered) the acceptance for payment of Warrants tendered, if at any time after October 8, 1996 and at or before acceptance for payment of any Warrants, any of the following shall have occurred:

     (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Warrants pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Warrants illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Warrants,
  (iii) materially impair the contemplated benefits of the Offer to the Company or (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

     (c) it shall have been publicly disclosed or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Common Stock whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the Securities and Exchange Commission (the "Commission") on October 8,
  1996) or (ii) any such person or group that on or prior to October 8, 1996 had filed such Schedule with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Common Stock representing 2% or more of the outstanding shares;

     (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, on the Nasdaq National Market or in the over-the-counter market, (ii) any significant decline in the market price of the Common Stock, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the Company's business, condition (financial or otherwise), income, operations, prospects or ability to obtain financing generally or the trading in the Common Stock, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

     (e) a tender or exchange offer with respect to some or all of the Common Stock (other than the Offer), or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by another person or group (within the meaning of Section 13(d)(3) of the Exchange Act);

     (f) there shall have occurred any event or events that has resulted, or may in the sole judgment of the Company result, directly or indirectly, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company and its subsidiaries; or

     (g) there shall have occurred any decline in the Standard & Poor's Composite 500 Stock Index by an amount in excess of 15% measured from the close of business on October 8, 1996;

and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

  The Exchange Act requires that all conditions to the Offer must be satisfied or waived before the Expiration Date.

                        6.  PRICE RANGE OF COMMON STOCK

  The $5.70 Warrants to Purchase Common Stock and $5.75 Warrants to Purchase Common Stock were issued in June 1995, in private placement transactions exempt from the registration requirements of the Securities Act. The Warrants, and the Common Stock underlying the Warrants, have not been registered under the Securities Act and the Warrants do not trade and are not listed or included for quotation on any securities exchange or automated quotation system. The Warrants are currently exercisable for shares of Common Stock (see "Purpose of the Offer; Certain Effects of the Offer"). Since the Company's initial public offering in October 1991, the Company's Common Stock has traded in the over-the-counter market and has been listed for quotation through Nasdaq. On August 14, 1995, the Company was accepted for quotation through the Nasdaq National Market and since such date the Company's Common Stock has been traded on the Nasdaq National Market under the symbol "KKRO." The following table sets forth the high and low bid price of the Common Stock for the fiscal quarters indicated, as reported by Nasdaq. The Company has never declared or paid cash dividends on its Common Stock and the Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                                                         High       Low
                                                        -------   -------
1995      1st Quarter (December 29, 1994 - March 28,    $ 7.000    $4.000
          1995)......................................

          2nd Quarter (March 29, 1995 - June 30,          7.000     4.750
          1995)/(1)/.................................

          3rd Quarter (July 1, 1995 - September 30,
          1995)......................................     9.781     6.250

          4th Quarter (October 1, 1995 - December 31,
          1995)......................................     9.563     6.250

1996      1st Quarter (January 1, 1996 - March 31,
          1996)......................................     9.125     6.063

          2nd Quarter (April 1, 1996 - June 30, 1996)    10.000     7.750

          3rd Quarter (July 1, 1996 - September 30,
          1996)......................................    9.0625     6.250

          4th Quarter (October 1, 1996 - October 4,
          1996)......................................    7.625      7.375

--------------------
/(1)/ The Company changed its fiscal year to a calendar year.

  On October 4, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $7.375 per share. WARRANTHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

             7.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

  All of the Warrants were issued pursuant to private placement transactions exempt from the registration requirements of the Securities Act. In June 1995 (the "June Private Placement"), the Company issued 784,763 $5.70 Warrants to Purchase Common Stock and 413,100 $5.75 Warrants to Purchase Common Stock, which were sold as part of investment units consisting of either (i) one share of Common Stock and 6/10 of one Warrant for a purchase price of $5.00 per unit (the $5.75 Warrants to Purchase Common Stock) or (ii) one share of Common Stock and one Warrant for every three shares of Common Stock purchased for a purchase price of $4.60 per unit (the $5.70 Warrants to Purchase Common Stock). The $5.70 Warrants to Purchase Common Stock and the $5.75 Warrants to Purchase Common Stock became exercisable on August 15, 1996 and expire on May 31, 1998. Each Warrant is exercisable for one share of Common Stock, subject to adjustment in certain events.

  The Company granted the holders of the Warrants certain registration rights in connection with the June Private Placement, including the right to be included in any registration statement filed after August 15, 1996. The Company has no plans to file any such registration statement at this time. To date, neither the Warrants nor the shares of Common Stock into which the Warrants are exercisable have been registered under the Securities Act. As an accommodation to the holders of the Warrants, the Company is offering to repurchase the Warrants at a price of $2.00 per Warrant. Holders who elect not to participate in the Offer will continue to hold unregistered Warrants that may not be sold or offered other than pursuant to an effective registration statement under the Securities Act or an exemption therefrom. If the Warrant or the shares of Common Stock underline the Warrants are not registered by August, 1997, the Company will permit the Warrantholders to make cashless exercises of the Warrants if they so elect in order that the Common Stock issuable upon exercise thereof will be eligible for sale in accordance with, and subject to the limitations of, Rule 144 promulgated under the Securities Act.

The Offer allows holders of Warrants to dispose of their Warrants without the usual transaction costs associated with a sale.

  On October 7, 1996, there were 1,197,863 Warrants and 15,174,017 shares of Common Stock issued and outstanding. If, on October 7, 1996, all 1,197,863 Warrants were converted into Common Stock on a one-for-one basis and there were 15,174,017 shares of Common Stock issued and outstanding, the 1,197,863 shares of Common Stock into which such Warrants were converted would represent approximately 8% of the issued and outstanding Common Stock of the Company (excluding the effect of the exercise or conversion of the Company's other outstanding warrants, options and convertible preferred stock). Owners of the Warrants are not under any obligation to accept the Offer to remit their Warrants to the Company pursuant to the Offer.

  If fewer than all of the Warrants are purchased pursuant to the Offer, the Company may repurchase the remainder of such Warrants in privately negotiated transactions or otherwise but shall be under no obligation to do so. In the future, the Company may determine to purchase additional Warrants in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to Warrantholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Warrants, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases of Warrants by the Company would depend on many factors, including the market price of the Common Stock, the Company's business and financial position, and general economic and market conditions.

  Warrants that the Company acquires pursuant to the Offer will be retired and will not be reissued.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY WARRANTHOLDER AS TO WHETHER TO TENDER ALL OR ANY WARRANTS. EACH WARRANTHOLDER MUST MAKE SUCH WARRANTHOLDER'S OWN DECISION WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE COMPANY INTENDS TO TENDER WARRANTS PURSUANT TO THE OFFER.

                 8.  CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company operates restaurants in the emerging food service category of fresh, convenient meals. The restaurants feature the Company's proprietary Original Skinless Flame-Broiled Chicken(TM), fresh oven-roasted hand-carved turkey, country herb rotisserie chicken, made to order tossed salads, specialty sandwiches on fresh baked rolls, a signature vegetable soup and more than 23 side dishes including hand-mashed potatoes, stuffing, steamed green beans and other vegetables, rices and grains, all prepared fresh in small batches on-site throughout the day. As of October 7, 1996, the Company operated 25 Koo Koo Roo restaurants. The Company also owns the Arrosto Coffee Company and Color Me Mine, which operates paint-your-own ceramics stores.

  The Company's principal executive offices are located at 11075 Santa Monica Boulevard, Suite 225, Los Angeles, California 90025 and its telephone number is
(310) 479-2080.

               SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA AND
            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following summary historical consolidated financial data has been derived from the consolidated financial statements of the Company. The data should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and the Company's Annual Report on Form 10-K for the year ended December 31, 1995. Copies of these reports may be obtained as described in
Section 14 of this Offer to Purchase. The income statement data for the years ended December 31, 1994 and 1995 and the balance sheet data as of the same dates have been derived from the audited consolidated financial statements of the Company. The income statement data for the six months ended June 30, 1995 and June 30, 1996 and the balance sheet data as of June 30, 1996 have been derived from the unaudited condensed consolidated financial statements of the Company which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations for such periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996.

  The following summary unaudited pro forma consolidated financial data has been derived from the historical consolidated financial statements of the Company adjusted for certain costs and expenses to be incurred as a result of the purchase of Warrants pursuant to the Offer. The acquisition of the Warrants will have no effect on the consolidated income statement. The pro forma consolidated balance sheet data has been prepared assuming that the purchase of Warrants was completed on December 31, 1995 and June 30, 1996, as applicable. The summary unaudited pro forma consolidated financial data should be read in conjunction with the summary historical consolidated financial data included herein. The pro forma balance sheet data is not necessarily indicative of the financial position that would have been obtained had the Offer been completed as of the dates indicated.

                                                       Year Ended                 Six Months Ended       Six Months Ended
                                                      December 31,                    June 30,               June 30,
                                               ------------------------------     ----------------       ----------------
INCOME STATEMENT DATA:                             1994              1995               1995                   1996
                                               ------------      ------------     ----------------       ----------------
Revenues                                       $ 8,983,189       $20,896,280         $ 8,302,490            $16,852,854
Net loss                                        (4,781,539)       (6,910,835)         (2,966,520)            (3,298,007)
Preferred Dividends                                      -                 -                   -               (424,200)
Net Loss Applicable to                          (4,781,539)       (6,910,835)         (2,966,520)            (3,722,207)
  Common Stockholders
Net loss per common share                            (0.63)            (0.57)              (0.29)                 (0.26)
Average common shares outstanding                7,626,788        12,093,539          10,196,105             14,571,560
Ratio of earnings to fixed charges                      (1)               (1)                 (1)                    (1)

                                                       Year Ended                              Six Months Ended
                                                      December 31,                                 June 30,
                                                          1995                                       1996
                                               ------------------------------           ------------------------------
BALANCE SHEET DATA:                             Historical       Pro Forma(2)            Historical        Pro Forma(2)
                                               -----------       -----------            -----------        -----------
Working Capital                                $ 3,917,604       $   578,880            $23,364,678        $20,025,954
Total Assets                                    26,554,660        23,215,936             54,434,254         51,095,530
Total Debt                                         178,646           178,646                 38,889            138,889
Stockholders' Equity                            21,543,138        19,147,412             48,806,984         46,411,258
Book Value per common share                           1.50              1.34                   1.26               1.10

____________________
(1) For purposes of computing the ratio of earnings to fixed charges and preferred dividends, "earnings" consist of earnings before income taxes, extraordinary items and fixed charges. "Fixed charges and preferred dividends" consist of interest on all indebtedness and preferred dividends. Earnings were insufficient to cover fixed charges and preferred dividends by $4,781,539 and $6,910,835 for the years ended December 31, 1994 and 1995, and by $2,966,520 and $3,722,207 for the six months ended June 30, 1995 and 1996.

(2) The pro forma data reflects the redemption of 1,197,863 Warrants at $2.00 per Warrant ($2,395,726 in the aggregate).

                         9.  SOURCE AND AMOUNT OF FUNDS

  Assuming that the Company purchases all of the Warrants pursuant to the Offer at a price of $2.00 per Warrant, the total amount required by the Company to purchase such Warrants will be $2,395,726 exclusive of fees and other expenses. The Company will fund such purchase with existing cash.

            10.  TRANSACTIONS AND AGREEMENTS CONCERNING THE WARRANTS

  Based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor, to the Company's knowledge, any of its associates, subsidiaries, directors, executive officers or any associate of any such director or executive officer has engaged in any transactions involving the Warrants during the 40 business days preceding the date hereof. Neither the Company nor, to the Company's knowledge, any of its directors or executive officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to the Warrants (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such Warrants, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

  Except as disclosed in this Offer to Purchase, the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
(c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or By-Laws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or
(j) the suspension of the Company's obligation to file reports pursuant to
Section 15(d) of the Exchange Act.

                  11.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary of material federal income tax considerations regarding the Offer is based on current law, is for general purposes only, and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular Warrantholders in light of their personal investment or tax circumstances, or to certain types of Warrantholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. This discussion assumes that the Warrants are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended.

     EACH WARRANTHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THAT WARRANTHOLDER TENDERING WARRANTS FOR REDEMPTION PURSUANT TO THE OFFER, AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND RECENT OR POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     The redemption by the Company of a Warrant pursuant to the Offer will be a taxable transaction in which a tendering Warrantholder will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the redemption and the holder's adjusted tax basis in the Warrants. For initial purchasers of the Warrants, the adjusted tax basis of a Warrant is the portion of the initial offering price of the investment unit with respect to which such Warrant was issued that is allocable to the Warrant, based on the relative fair market values of the Warrant and the Common Stock at the time of issuance. If the redemption of a Warrant by the Company is treated as a sale or exchange of a capital asset, any gain or loss recognized on the transaction will be capital gain or loss, which would be long-term if the Warrants have been held for more than one year. It is unclear, however, whether the redemption of Warrants by the Company will be treated as the sale or exchange of a capital asset. If such redemption is not treated as the sale or exchange of a capital asset, the holder of a Warrant will recognize ordinary income or loss on such redemption.

            12.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

  The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Warrants previously tendered will remain subject to the Offer, except to the extent that such Warrants may be withdrawn as set forth in Section
3. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Warrants not theretofore accepted for payment or subject to Rule 13-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Warrants tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Warrants upon the occurrence of any of the conditions specified in Section 5 hereof by giving oral or written notice of such termination to the Depositary and making a public announcement thereof and (ii) at any time, or from time to time, to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any extension, termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Warrants in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Warrants in compliance with Rule 13e-4(e)(2) promulgated by the Commission under the Exchange Act.

  If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Warrants a notice that it will (a) increase or decrease the price it will pay for Warrants or (b) decrease the number of Warrants it seeks.

                             13.  FEES AND EXPENSES

  Ronald Garber, Corporate Secretary and General Counsel of the Company, will serve as Depositary and escrow agent in connection with the Offer. Mr. Garber may contact warrantholders by mail, telephone, telex, telegraph and personal interviews. Mr. Garber will not receive any compensation for services. The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Warrants pursuant to the Offer.

                               14.  MISCELLANEOUS

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission, which includes certain additional information relating to the Offer. Such reports, as well as such other material, may be inspected and copies may be obtained at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C., and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at 450 Fifth Street, N.W, Washington, D.C. 20549. Such reports, proxy statements and other information also should be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Company's Schedule 13E-4 may not be available at the Commission's regional offices. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's Web site (http: //www.sec.gov).

  The Offer is being made to all holders of Warrants. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Warrants in such state. The Offer is not being made to, nor will the Company accept tenders from or on behalf of, holders of Warrants in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities or blue sky or other laws of such jurisdiction.


                                           KOO KOO ROO, INC.

October 9, 1996

  Any questions concerning the terms of the Offer, tender procedures or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Ronald Garber.

                        The Depositary for the Offer is:

            Ronald Garber, Corporate Secretary and General Counsel,
                               Koo Koo Roo, Inc.


     By Mail:               Facsimile Transmission:     By Overnight Delivery
                                                           or By Hand:

Koo Koo Roo, Inc.               (310) 479-8843    Koo Koo Roo, Inc.
11075 Santa Monica Boulevard                      11075 Santa Monica Boulevard
Suite 225                                         Suite 225
Los Angeles, California 90025                     Los Angeles, California 90025

 Any questions concerning tender procedures may be directed to Ronald Garber at
                                (310) 479-2080.

                                October 9, 1996



                          [LOGO OF KOO KOO ROO, INC.]